CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-157854) of UIL Holdings Corporation of our reports dated July 24, 2010 for the year ended December 31, 2009 and the period from September 17, 2008 to December 31, 2008 (the "successor periods") and for the period from January 1, 2008 to September 16, 2008 and the year ended December 31, 2007 (the "predecessor periods") relating to the combined financial statements of Connecticut Energy Corporation and CTG Resources, Inc., which appear in the Current Report on Form 8-K of UIL Holdings Corporation dated August 18, 2010.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 18, 2010